Exhibit 3.2

Regulations-E3-2016526 revised

Share Handling Regulations

LINE Corporation

Chapter 1 General Rules

Article 1 (Purpose)

The Company’s procedures for the exercise of shareholders’ rights and other share handling functions, and the fees thereof shall be governed by the provisions of these Regulations under the Articles of Incorporation, in addition to the provisions stipulated by the Japan Securities Depository Center, Inc. (“JASDEC”) or the account management institutions, such as a securities company, bank or trust bank (“Securities Company, etc.”) with which shareholders have their respective transfer accounts.

Article 2 (Shareholders Registry Administrator)

The shareholders registry administrator of the Company and the share handling office of the shareholders registry administrator shall be as follows.

Shareholders Registry Administrator	Mizuho Trust & Banking Co., Ltd. 1-2-1, Yaesu, Chuo-ku, Tokyo
Share Handling Office	Share Transfer Agency Department, the Main Office of the Mizuho Trust & Banking Co., Ltd. 1-2-1, Yaesu, Chuo-ku, Tokyo

Chapter 2 Records, etc. in the Shareholders Registry

Article 3 (Records in the Shareholders Registry)

1.	Any changes in the matters to be stated in the shareholders registry shall be made by notice from JASDEC (excluding any notice stipulated in Article 154, Paragraph 3 of the Act on Book-Entry Transfer of Company Bonds, Shares, etc. (the “Book-Entry Transfer Act”) (the “Individual Shareholder Notice”)).

2.	In addition to those falling under the preceding paragraph, changes in the matters to be stated in the shareholders registry shall be made without notice given by JASDEC if new shares are issued or if otherwise authorized by any laws and regulations.

3.	All entries in the shareholders registry shall be recorded using the characters and symbols designated by JASDEC.

Article 4 (Notification of the Matters to be Stated in the Shareholders Registry)

1.	Persons who are recorded in the shareholders registry (the “Shareholders, etc.”) shall notify the Company of their respective names, addresses and other matters through the relevant Securities Company, etc. or JASDEC in accordance with the relevant provisions stipulated by JASDEC. The same shall apply to any changes thereof.

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2.	Notwithstanding the provisions of the preceding paragraph, matters that are not the subject of notification through the relevant Securities Company, etc. or JASDEC shall be notified to the shareholders registry administrator in the form stipulated by the Company.

Article 5 (Representatives of Corporate Shareholders, etc.)

Shareholders, etc. who are a corporation shall notify the Company of their representative through the relevant Securities Company, etc. or JASDEC in accordance with the relevant provisions stipulated by JASDEC. The same shall apply to any changes thereto.

Article 6 (Representatives of Joint Shareholders)

Shareholders who jointly own shares shall appoint one representative and notify the Company of the name and address of the representative through the relevant Securities Company, etc. or JASDEC in accordance with the relevant provisions stipulated by JASDEC. The same shall apply to any changes thereto.

Article 7 (Statutory Agent)

A statutory agent of a shareholder, such as a person who has parental authority or a guardian, shall notify the Company of the agent’s name, address, and other matters through the relevant Securities Company, etc. or JASDEC in accordance with the relevant provisions stipulated by JASDEC. The same shall apply to any changes or cancellations thereto.

Article 8 (Notification by Non-resident Shareholders, etc. of the Place at which Notices are to be Received)

Non-resident Shareholders, etc. shall either appoint a standing proxy in Japan or designate an address in Japan at which notices are to be received. The name and address of the standing proxy or the address for receiving notices shall be notified to the Company through the relevant Securities Company, etc. or JASDEC in accordance with the relevant provisions stipulated by JASDEC. The same shall apply to any changes or cancellations thereto.

Article 9 (Method for Confirmation via JASDEC)

Any notification by Shareholders, etc. submitted to the Company through the relevant Securities Company, etc. or JASDEC shall be deemed to be a notification directly submitted by the Shareholders, etc.

Chapter 3 Identification of Shareholders

Article 10 (Identification of Shareholders)

1.	In cases where any shareholder (including a shareholder who has given an Individual Shareholder Notice) makes a request or otherwise exercises any shareholders’ right (a “Request, etc.”), the shareholder shall attach or provide a document proving that the Request, etc. has been made by the shareholder (the “Proof of Identification”). However, that Proof of Identification shall not be required if the Company can confirm that the Request, etc. was made by the shareholder.

2.	In cases where a Request, etc. from a shareholder or a proxy stipulated in the following paragraph is made to the Company through the relevant Securities Company, etc. or JASDEC, the Request, etc. shall be deemed

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to have been made by the shareholder or proxy, and Proof of Identification or a document proving that the proxy form stipulated in the following paragraph was prepared by the shareholder shall not be required. However, Proof of Identification may be requested if the Company finds it necessary.

3.	In cases where a Request, etc. is made by proxy, a proxy form affixed with the signature, or the name and seal of the shareholder and a document proving that the proxy form was prepared by the shareholder shall be attached. The proxy form shall state the name and address of the person or entity accepting the proxy position.

4.	A proxy provided for in the preceding paragraph shall attach a document proving that he/she is the person or entity accepting the proxy position. However, in cases where a Request, etc. is made through the relevant Securities Company, etc. or JASDEC, a document proving that he/she is the person or entity accepting the proxy position shall not be required to be attached unless the Company finds it necessary.

Chapter 4 Procedure for the Exercise of Shareholder’s Rights

Article 11 (Minority Shareholders’ Rights, etc.)

In cases where any minority shareholders’ rights, etc., stipulated in Article 147, Paragraph 4 of the Book-Entry Transfer Act are exercised directly against the Company, the exercise shall be made by way of a document affixed with the signature or the name and seal of the exercising shareholder, after making a request for an Individual Shareholders Notification.

Article 12 (Statement of Shareholder Proposals in the Reference Documents for the General Meeting of Shareholders)

In cases where a shareholder proposes an agenda item for a general meeting of shareholders, the Company shall set the following limits pursuant to Article 93, Paragraph 1 of the Ordinance for Enforcement of the Companies Act.

(1)	Reason(s) for the proposal: 400 letters for each proposal

(2)	If the proposal is for the election of an officer or officers, the matters to be stated in the reference documents for the general meeting of shareholders: 400 letters for each candidate

Article 13 (Method of Request for Purchase of Shares Constituting Less than One Unit)

When requesting the purchase of shares constituting less than one unit, the request shall be made through the relevant Securities Company, etc. or JASDEC in accordance with the relevant provisions stipulated by JASDEC.

Article 14 (Determination of the Purchase Price)

1.	The purchase price per share in a request for purchase pursuant to the preceding Article shall be the last price of the Company’s stock in trading at the Tokyo Stock Exchange on the day on which the request reaches the share handling office of the shareholders registry administrator. However, if there is no trading on that day or that day falls on a holiday of the Tokyo Stock Exchange, the purchase price per share shall be the price settled at the first trade thereafter.

2.	The amount of the purchase price shall be obtained by multiplying the purchase price per share provided in the preceding paragraph by the number of shares subject to the request for purchase.

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Article 15 (Payment of the Purchase)

1.	The amount of the payment for the purchase shall be the purchase price calculated in accordance with the preceding Article, and the Company shall make the payment on the fourth business day from the day immediately subsequent to the day on which the purchase price per share is determined in accordance with the relevant provisions stipulated by JASDEC except as otherwise provided by the Company. However, if the purchase price is a cum-rights price inclusive of the rights to receive distributions of surplus or stock-split rights, etc., the payment for the purchase shall be made on or before the record date.

2.	The shareholder requesting the purchase may request that the payment for the purchase be made by remittance into a bank account specified by the shareholder or by cash through Japan Post Bank Co., Ltd.

Article 16 (Transfer of Purchased Shares)

The shares constituting less than one unit requested for purchase shall be transferred to the transfer account of the Company on the date of the payment for the purchase or of the completion of the payment procedure in accordance with the preceding Article.

Article 17 (Method of Request for Additional Purchase of Shares Constituting Less than One Unit)

In cases where a shareholder who holds shares constituting less than one unit requests that the Company sell to the shareholder shares in such number that will constitute one unit when added to said shares constituting less than one unit (the “Request for Additional Purchase”), the Request for Additional Purchase shall be made through the relevant Securities Company, etc. or JASDEC in accordance with the relevant provisions stipulated by JASDEC.

Article 18 (Requests for Additional Purchase Exceeding the Balance of Treasury Shares)

If the total number of shares subject to Requests for Additional Purchase in a single day exceeds the number of treasury shares held by the Company for sale, and if the order in time of such requests is unknown, none of the Requests for Additional Purchase made that day shall become effective.

Article 19 (Effective Date of Request for Additional Purchase)

Each Request for Additional Purchase shall become effective on the day on which it reaches the share handling office of the shareholders registry administrator.

Article 20 (Determination of Payment for Additional Purchase)

1.	The price per share for an additional purchase shall be the last price of the Company’s stock in trading at the Tokyo Stock Exchange on the day on which the relevant Request for Additional Purchase becomes effective. However, if there is no trading on that day or that day falls on a holiday of the Tokyo Stock Exchange, the purchase price per share shall be the price settled at the first trade thereafter.

2.	The amount of the payment for an additional purchase shall be obtained by multiplying the price per share for an additional purchase provided in the preceding paragraph by the number of shares subject to the Request for Additional Purchase.

Article 21 (Transfer of Shares Additionally Purchased)

In accordance with the relevant provisions of JASDEC, the Company shall apply for the transfer of the same number of its treasury shares as the number of shares subject to the Request for Additional

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Purchase to the transfer account of the shareholder who made the Request for Additional Purchase, on the day on which the Company confirms the payment for the shares additionally purchased has been remitted into the bank account designated by the Company from such shareholder through the relevant Securities Company, etc.

Article 22 (Periods during which No Request for Additional Purchase is Accepted)

1.	The Company will suspend the acceptance of any Request for Additional Purchase during the period starting on the tenth business day prior to, and ending on, each of the respective dates listed below, every year.

(1)	December 31

(2)	June 30

(3)	Other dates stipulated by JASDEC, such as the day on which the shareholders are determined (the Record Date for Shareholders provided for in Article 144 of the Business Regulations concerning Book-Entry Transfer of Stock, etc. stipulated by JASDEC)

2.	Notwithstanding the preceding paragraph, the Company may set other suspension periods for the acceptance of Requests for Additional Purchase, if the Company finds it necessary.

Chapter 5 Exception regarding Special Accounts

Article 23 (Exception regarding Special Accounts)

The identification of a shareholder who has opened a special account and other handling of special accounts shall be governed by the provisions of JASDEC as well as the provisions of the relevant account management institutions of special accounts.

Chapter 6 Requests for Notice to All Shareholders, etc.

Article 24 (Requests for a Notice to All Shareholders by the Company)

The Company may request that JASDEC issue a notice to all shareholders if there is a justifiable reason, in addition to the cases stipulated in the following.

(1)	Cases where the Company needs the notice in order to issue a notification to the Shareholders, etc. pursuant to laws and regulations, the rules on the listing of securities, the Articles of Incorporation and other rules (the “Laws and Regulations, etc.”).

(2)	Cases where the Company needs the notice in order to publicize or provide to a public agency or stock exchange information concerning the Shareholders, etc., pursuant to the Laws and Regulations, etc.

(3)	Cases where the Company intends to take an action directed at shareholders for the purpose of implementation of the shareholder special benefit plan or other common benefits of shareholders of book-entry transfer shares.

(4)	Cases where the notice is necessary in order to prevent a delisting, revocation of licenses or other situations whereby the Company or the shareholders may incur damage.

(5)	Cases where the status of shareholding by shareholders at a certain point that is determined by the Board of Directors is judged appropriate to be reflected in the shareholders registry.

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Article 25 (Exercise of the Right to Demand the Provision of Information by the Company)

The Company may make a demand that is provided for by Article 277 of the Book-Entry Transfer Act to the Securities Company, etc. or JASDEC if there is a justifiable reason, in addition to the cases stipulated in the following.

(1)	Cases where there is the consent of the Shareholders, etc.

(2)	Cases where information is necessary for the purpose of confirming whether a person who asserts that he/she is a shareholder is a shareholder.

(3)	Cases where information is necessary for the purpose of confirming whether a shareholder satisfies requirements to exercise a shareholders’ right.

(4)	Cases where the Company needs information in order to publicize or provide to a public agency or stock exchange information concerning the Shareholders, etc., pursuant to the Laws and Regulations, etc.

(5)	Cases where information is necessary in order to prevent a delisting, revocation of licenses or other situations whereby the Company or the shareholders may incur damage.

(6)	Cases where the Company recognizes that a particular person intends to make the Request, etc. as a shareholder.

Chapter 7 Fees

Article 26 (Fees)

1.	The fees pertaining to various handling functions provided for in the Regulations shall be as follows.

(1)	The fees pertaining to the purchase of shares constituting less than one unit under Article 13 (Method of Request for Purchase of Shares Constituting Less than One Unit) and the Request for Additional Purchase of shares constituting less than one unit under Article 17 (Method of Request for Additional Purchase of Shares Constituting Less than One Unit) shall be free of charge.

(2)	In the case of the exercise of minority shareholders’ rights, etc. under Article 11 (Minority Shareholders’ Rights, etc.): an amount separately determined.

2.	The fees paid to Securities Company, etc. or JASDEC by the Shareholders, etc. shall be paid by the Shareholders, etc.

Chapter 8 Others

Article 27 (Modification and Abolition)

The modification and abolition of the Regulations shall be subject to a resolution of a meeting of the Board of Directors.

Supplementary Provisions

1.	These Regulations shall come into effect as from July 20, 2004.

2.	Revised May 30, 2006

3.	Revised September 14, 2006

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4.	On April 01, 2013, the trade name was changed upon the corporate split.

5.	Revised July 28, 2014

6.	Revised June 30, 2015 (the revision came into effect on July 1, 2015)

7.	Revised May 26, 2016 (the revision came into effect on July 15, 2016)

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